Exhibit 23.3

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 10, 2023, with respect to the consolidated financial statements of Webster Financial Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

December 13, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.